Exhibit 99.1

Contacts:	Ralph S. Marimon Vice President of Finance Chief Financial Officer (408) 990-4000 rsmarimon@quicklogic.com	Andrea Vedanayagam Veda Communications (408) 656-4494 andrea.coms1@gmail.com

QuickLogic Announces Preliminary Q4 2010 Revenue

SUNNYVALE, Calif. – January 6, 2011 – QuickLogic Corporation (NASDAQ: QUIK), the lowest power programmable semiconductor solutions leader, today announced that it expects to report fourth quarter revenue of approximately $7.1 million. New product revenue was approximately $2.4 million while mature product revenue was approximately $4.7 million. “While total revenue was within the guidance given during the company’s third quarter earnings call, the impact of our customers’ inventory rebalancing on new product revenue was greater than expected,” said Andy Pease, QuickLogic’s President and CEO. “We are very pleased to announce that we did ship the first production units of our VEE/DPO -enabled ArcticLink II VX2 Customer Specific Standard Product (CSSP) for use in a tablet during the quarter,” added Pease.

QuickLogic cautions that the financial results disclosed are preliminary, are based on the best information currently available to the company and are subject to completion of the financial statements and the audit of QuickLogic’s year-end financial results, which are expected to be released on February 8, 2011.

About QuickLogic

QuickLogic Corporation (NASDAQ: QUIK) is the inventor and pioneer of innovative, customizable semiconductor solutions for mobile and portable electronics original equipment manufacturers (OEMs) and original design manufacturers (ODMs). These silicon plus software solutions are called Customer Specific Standard Products (CSSPs). CSSPs enable our customers to bring their products to market more quickly and remain in the market longer, with the low power, cost and size demanded by the mobile and portable electronics market. For more information about QuickLogic and CSSPs, visit www.quicklogic.com.

Safe Harbor Statement Under The Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements relating to the Company’s revenue and revenue generated from the Company’s new products. Actual results could differ materially from the results described in these forward-looking statements. Factors that could cause actual results to differ materially include: delays in the market acceptance of the Company’s new products; the impact of inventory rebalancing in the channel; the ability to convert design opportunities into customer revenue; our ability to replace revenue from end-of-life products; the level and timing of customer design activity; the market acceptance of our customers’ products; the risk that new orders may not result in future revenue; our ability to introduce and produce new products based on advanced wafer technology on a timely basis; our ability to adequately market the low power, competitive pricing and short time-to-market of our new products; intense competition, including the introduction of new products by competitors; our ability to hire and retain qualified personnel; changes in product demand or supply; capacity constraints; and general economic conditions. These factors and others are described in more detail in the Company’s public reports filed with the Securities and Exchange Commission, including the risks discussed in the “Risk Factors” section in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in the Company’s prior press releases.

QuickLogic is a registered trademark and the QuickLogic logo is a trademark of QuickLogic Corporation.